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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of this 8th day of December, 1998, by and between Barnes Group Inc., a Delaware corporation (the "Company"), and Edmund M. Carpenter (the "Executive").

         WHEREAS, the Company desires to enlist the services and employment of the Executive as the President and Chief Executive Officer of the Company and the Executive is willing to render such services on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment Term. Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company for the period commencing on the date hereof (the "Commencement Date") and ending on December 31, 2001, unless extended as provided below or terminated sooner as provided in Section 6 hereof (the "Employment Term"); provided, however, that on December 31, 1999 and on each December 31 thereafter, the Employment Term shall be automatically extended for an additional one (1) year period so long as neither the Company nor the Executive has provided the other party with not less than ninety (90) days prior written notice that the Employment Term shall not be so extended. Notwithstanding the foregoing, in no event shall the Employment Term extend beyond December 31 of the calendar year in which the Executive attains age 65.

         2. Position and Duties. During the Employment Term the Executive shall be employed and shall serve as the President and Chief Executive Officer of the Company and shall have complete responsibility for the day-to-day management and operations of the Company and such other duties consistent with the position of CEO of a publicly-held company as are reasonably assigned to him by the Board of Directors of the Company (the "Board"). The Executive shall report solely and directly to the Board and shall perform such other duties, services and responsibilities as may from time to time be requested by the Board. On the Commencement Date, the Board shall appoint the Executive to the Board to fill the position thereon previously held by the Company's immediately former Chief Executive Officer. As of the Commencement Date and thereafter during the Employment
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Term, all other officers of the Company and any of its subsidiaries shall report to the Executive or to one of his designees. The Executive shall devote his full business time, attention and skill to the performance of his duties, services and responsibilities hereunder, and will use his best efforts to promote the interests of the Company; provided, however, that the Executive shall be entitled to (a) serve on the boards of directors of the three (3) publicly-held companies listed on Schedule A, attached hereto, and on such additional boards of directors as may be specifically approved in writing by the Board (but not more than the boards of four (4) publicly-held companies at any one time), (b) serve on corporate, civic or charitable boards or committees, (c) deliver lectures, fulfill speaking engagements or teach at educational institutions, and
(d) manage private investments, in the case of each of (a) through (d), so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

                  The Company will (i) include the Executive in its class of directors nominated for election to the Board for a term of three (3) years at the Company's next annual meeting of stockholders during the Employment Term and at each third annual meeting thereafter during the Employment Term and will use its reasonable best efforts to cause the Executive to be elected to the Board at each such meeting, (ii) appoint the Executive to serve as a member of the boards of directors of each of the Company's subsidiaries (each a "Subsidiary Board") during the Employment Term, and (iii) upon the Executive's election to the Board or appointment to any Subsidiary Boards, appoint the Executive to serve as a member of the Executive Committees (if established) of the Board and each Subsidiary Board. During the Employment Term the Executive shall also be permitted to participate actively and meaningfully with the appropriate committees of the Board in the establishment of targets and performance goals with respect to the Company's bonus, incentive and equity-based award plans.

         3. Location. The Executive shall perform his duties hereunder primarily at the Company's executive office in Bristol, Connecticut, and shall perform duties at such other locations as are reasonably designated by the Board. The Executive shall promptly establish and maintain a residence in the central Connecticut area.

         4. Compensation and Benefits.

                  4.1 Base Salary. In consideration of the performance of all of the Executive's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Board or Subsidiary Board, or otherwise), the Company will during the Employment Term pay the Executive a base salary


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(the "Salary") at an annual rate of $550,000, subject to increase but not decrease each year by the Board in its sole discretion. Any increased Salary shall then constitute the "Salary" for purposes of this Agreement. The Salary shall be payable in equal installments on the first working day of each month. All payments and benefits hereunder shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.

                  4.2 Relocation Allowance. The Executive shall be entitled to a one-time lump sum payment of $100,000 as a relocation allowance, which shall be paid to the Executive upon securing housing in central Connecticut during the Employment Term; such allowance shall be fully grossed up by the Company for any taxes incurred thereon pursuant to the terms of the Company's relocation plan (but the effective rate of tax for this purpose shall not exceed 45 percent).

                  4.3 Reimbursement of Legal Fees. Upon presentation of documentation reasonably acceptable to the Company, the Company shall reimburse the Executive for reasonable legal fees and expenses incurred in connection with
(i) any good faith action brought by the Executive to enforce his rights under this Agreement (or to respond to any action commenced by the Company) but only those fees and expenses attributable to claims with respect to which there was a substantial likelihood that the Executive would prevail on the merits, and (ii) the negotiation and documentation of this Agreement.

                  4.4 Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the performance of his duties, services and responsibilities under this Agreement in accordance with the Company's expense reimbursement policy then in effect upon presentation of documentation reasonably acceptable to the Company.

                  4.5 Annual Bonus. Each full calendar year during the Employment Term the Executive shall be eligible to receive an annual bonus pursuant to the Company's Management Incentive Compensation Plan and any successor plan (the "MICP"). Under the MICP, the amount of such annual bonus will be 50% of the Salary upon the attainment of the target performance goal, up to a maximum annual bonus of 150% of Salary. The amount and payment of such bonus shall be based on the attainment of performance goals to be established by the Board in accordance with the MICP. For the calendar year 1999 (without duplication of any payments under Section 7 hereof or the Change in Control


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Severance Agreement (as defined below)), the Executive shall be entitled to a bonus under the MICP of at least $275,000, so long as he remains in the employ of the Company through December 1, 1999.

                  4.6 Incentive Compensation. As of January 1, 1999, the Executive shall participate in the Company's 1996 Long Term Incentive Plan and any successor plan (the "LTIP"). With respect to the two (2) plan cycles that will have commenced as of January 1, 1999, the Executive will receive LTIP units for such cycles as follows:

                           (i) 27,200 units for the 1997-1999 cycle, and

                           (ii) 63,100 units for the 1998-2000 cycle.

The Executive's long-term incentive objective for the 1999-2001 cycle has been set at $1,255,000 and will be apportioned between LTIP units and stock options at the meeting of the Compensation Committee of the Board to be held in February, 1999 (the "February Meeting").

                  4.7 Stock Options. The Company shall grant to the Executive on the Commencement Date options (the "Commencement Option") to acquire 75,000 shares of Company common stock, par value $0.01 per share ("Company Stock"), at a per share exercise price of 85% of the fair market value of each such share on the date of grant. The Commencement Option shall (i) have a term of ten (10) years, (ii) vest and become exercisable ratably on each of the first four anniversaries of the grant date based on the Executive's continued employment with the Company, (iii) provide for optional forms of exercise which are consistent with those provided in the Company's 1991 Stock Incentive Plan (the "SIP"), and (iv) provide for a post-termination exercise period of (A) three (3) years following termination of the Executive's employment by the Company without Cause, by reason of the Executive's Death or Disability, by the Executive for Good Reason (as such terms are hereinafter defined), or upon expiration of the Employment Term, and (B) ninety (90) days following termination of the Executive's employment by the Executive without Good Reason; provided that the Commencement Option shall expire immediately and the Executive shall not be entitled to a post-termination exercise period with respect to such option upon the Executive's termination of employment by the Company for Cause. To the extent not inconsistent with this Agreement, the Commencement Option agreement will be based upon the form of option agreement used under the SIP. Prior to the time that any portion of the Commencement Option first becomes exercisable, the Company shall cause the shares of the Common Stock underlying the Commencement Option to be registered.


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                  Future option grants to the Executive will be subject to the general terms and conditions of the SIP or any successor plan. The Executive is eligible to be granted, at the February Meeting, options pursuant to the SIP at an exercise price per share equal to the fair market value of a share of Company Stock on the date of grant. The number of shares of Company Stock subject to such options shall be determined by the Compensation Committee. For that purpose, the current present value of each such option is equal to $10.04. Thereafter, the Executive shall be eligible to receive additional grants of options under the SIP.

                  4.8 ISUs. The Company shall grant to the Executive on the Commencement Date 120,000 incentive stock units to acquire restricted shares of Company Stock ("ISUs"). Sixty thousand of such ISUs will be granted pursuant to the SIP and will vest over a five (5) year period subject to the attainment of performance goals established by the Compensation Committee and continued employment with the Company ("Performance Vested ISUs") (2/3 of such ISUs are eligible to time vest on the third anniversary of the date of grant and the remaining 1/3 are eligible to time vest on the fifth anniversary of the date of grant). The remaining sixty thousand of such ISUs will vest over a five (5) year period subject only to continued employment with the Company ("Service Vested ISUs") (2/3 of such ISUs are eligible to time vest on the third anniversary of the date of grant and the remaining 1/3 are eligible to time vest on the fifth anniversary of the date of grant). To the extent not inconsistent with this Agreement, the Service Vested ISUs agreement will be based upon the form of time-based ISU agreement used under the SIP. Prior to the time that any portion of the Service Vested ISUs vest, the Company shall cause the shares of the Common Stock underlying such ISUs to be registered. In the future, the Executive shall be eligible to receive additional ISUs and other incentive awards under the SIP.

                  4.9 Other Benefits. During the Employment Term, the Executive (and his dependents, if eligible thereunder) shall participate immediately in all existing and future employee benefit plans, programs and policies (other than severance plans) generally available to senior executive officers of the Company, as they may be amended from time to time, provided, however, that such participation shall be subject to the eligibility and participation requirements of any such plan which is intended to be qualified under Section 401(a) of the Code (as defined below), including, without limitation, the following:

                  (a) Life Insurance. Pursuant to the Executive's participation in the Company's Officer Enhanced Life Insurance Program (the "ELIP"), until the Executive attains age 65 the Company shall pay all premiums for a whole life


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         insurance policy on the life of the Executive. The insurance policy shall be owned by the Executive and shall have a death benefit equal to four (4) times the Salary. The Company shall fully gross up the Executive for any income tax attributable to the premiums paid by the Company in accordance with the ELIP (but the effective rate of tax for this purpose shall not exceed 45%). The Executive shall have the opportunity at his own cost to purchase additional life insurance with a death benefit equal to one (1) times the Salary pursuant to the Company's supplemental life insurance program.

                  (b) Financial Planning. The Company shall reimburse the Executive for an amount of (i) up to $15,000 for financial planning assistance and related services for the period commencing on the Commencement Date and ending on April 30, 2000, and (ii) up to $5,000 for such assistance and services per full twelve-month period thereafter (each such period commencing May 1st and ending April 30th), in each case upon presentation of documentation reasonably acceptable to the Company, and, in each case, fully grossed-up for taxes (but the effective rate of tax for this purpose shall not exceed 45 percent).

                  (c) Automobile Allowance. The Company shall provide the Executive with a car allowance not to exceed $900 per month, in accordance with the Company's automobile policy as from time to time in effect.

                  (d) Pension. Provided the Executive is actually employed by the Company on a continual basis from the Commencement Date until December 8, 2003, the Executive shall receive two (2) years of service credit for each one (1) year of actual service under each of the Company's non-qualified retirement plans in which he participates.

                  (e) Vacation. For each full calendar year during the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation.

                  (f) Welfare Benefit Plan Participation. The Company shall waive any waiting periods, pre-existing condition limitations and physical examination requirements applicable to the Executive and any of his eligible dependents with respect to any Company medical plan, dental plan, disability plan or other welfare benefit plan (other than severance plans).

                  (g) Country Club. The Company shall reimburse (not grossed-up for taxes) the Executive for his membership in one (1) country club in accordance with Company policy as in effect from time to time.


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         5. Purchase of Company Stock. The Executive shall purchase on the open market $1,000,000 of Company Stock; at least $500,000 of which shall be purchased in accordance with the Company's Insider Trading Policy during the first 30-day window period occurring during 1999 and the remainder of which shall be so purchased during the second 30-day window period occurring in 1999.

         6. Termination. The Executive's employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events of termination:

                  (a) By the Company (other than for Cause) upon thirty (30) days prior written notice or by the Executive (other than for Good Reason) upon thirty (30) days prior written notice.

                  (b) By the Company for Cause upon thirty (30) days prior written notice (the "Cause Notice") to the Executive. The Company may not terminate the Executive's employment for Cause unless such written notice is delivered to the Executive within thirty (30) days of any member of the Board (other than the Executive) becoming aware of the action or omission constituting Cause. "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) the Executive's conviction for the commission of (A) a felony or (B) any other crime involving moral turpitude, and (iv) a willful and material breach by the Executive of any provision of this Agreement which is not cured within twenty (20) days of receipt of written notice thereof from the Board which specifies the nature of such breach. For purposes of clauses
                  (i), (ii) and (iv) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. The Executive


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                  shall have the right to appear before the Board prior to any final determination by the Board to terminate his employment for Cause. The Executive may request a meeting with the Board by submitting a written request to the Board within ten (10) days of receipt of the Cause Notice. Such meeting with the Board shall be fixed and shall occur on a date selected by the Board (such date being not less than five (5) nor more than twenty (20) days after the Board receives Executive's written request). Such meeting shall take place at the executive offices of the Company. For all purposes of this Agreement, if the Executive's employment is terminated for Cause, the effective date of such termination shall be the date of delivery of the Cause Notice.

                  (c) By the Executive for Good Reason upon thirty (30) days prior written notice to the Board. The Executive may not terminate his employment for Good Reason by reason of any event or action unless such written notice is delivered within thirty (30) days of the Executive becoming aware of such event or action. "Good Reason" shall mean the following, unless specifically approved by the Executive in writing prior to the event or action (i) a materially adverse change in the Executive's title, position, duties, responsibilities or reporting relationships, (ii) a reduction in the Salary or failure to pay compensation or benefits, (iii) a change in location of the Company's executive offices which is more than fifty (50) miles away from both the location of the Company's current executive offices and the Executive's Connecticut residence, (iv) the assignment to the Executive of duties materially inconsistent with the Executive's status as Chief Executive Officer of the Company, (v) if the Company terminates the Executive under Section 6(b) hereof, the Company's failure to (A) provide thirty (30) days prior written notice to the Executive of its intention to terminate his employment for Cause in accordance with Section 6(b) hereof, or (B) provide the Executive the opportunity to appear before the Board in accordance with Section 6(b) hereof, (vi) the Company notifies the Executive prior to September 30, 2000 of its intention not to extend the Employment Term pursuant to
                  Section 1 hereof, (vii) the Company does not nominate the Executive for election to the Board or fails to use its reasonable best efforts to cause the Executive to be elected to the Board, in either case, in accordance with Section 2 hereof, and/or (viii) a material breach of this Agreement by the Company. The Company shall be afforded twenty (20) days following receipt of written notice from the Executive of his


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                  intention to terminate his employment for Good Reason in which to cure any of the foregoing actions or events.

                  (d) By reason of the Disability of the Executive. The Executive shall be considered to be disabled after he has been unable fully to perform his duties hereunder, with reasonable accommodation as required by law, by reason of physical or mental illness for 180 days during any 360 day period as determined in a written medical opinion by a medical doctor mutually acceptable to the Executive and the Company. In the event that the Executive and the Company cannot agree upon such medical doctor, they shall each appoint a medical doctor of their choice and those two medical doctors shall then appoint a third medical doctor to make the determination (a "Disability").

                  (e) By reason of the death of the Executive ("Death").

In the event of termination of the Employment Term, for whatever reason, (i) the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters arising out of the Executive's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise and (ii) the Executive shall resign immediately from his membership on the Board and each Subsidiary Board.

         7. Termination Payments. The following termination payments and benefits shall be provided to the Executive in lieu of any benefits provided in the Company's Executive Separation Pay Plan and such payments and benefits shall be paid or provided in accordance with the terms of the applicable Company plan, program or policy. Subject to Sections 10 and 14 hereof, the following payments upon termination shall constitute the exclusive payments and benefits due the Executive upon termination of Executive's employment, but shall have no effect on (i) any benefits which may be due the Executive under any plan, program or policy of the Company which provides benefits after termination of employment, other than any severance pay or salary continuation plan, which shall be inapplicable, and/or (ii) the Executive's entitlement to reimbursements under Sections 4.3 and 4.4 hereof.

                  7.1 Termination for Cause or other than Good Reason. Upon termination of the Executive's employment and the Employment Term by the Company for Cause or by


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the Executive other than for Good Reason, the Company shall pay the Executive the Salary and other benefits accrued hereunder and unpaid as of the date of termination.

                  7.2 Termination without Cause or for Good Reason. If the Executive's employment and the Employment Term is terminated by the Company without Cause (except by reason of the Executive's Death or Disability) or by the Executive for Good Reason, the Company shall (i) pay the Executive the Salary and other benefits accrued hereunder and unpaid as of the date of termination, (ii) pay the Executive for the Severance Period (as hereinafter defined) an amount equal to the Salary, (iii) continue to provide the Executive for the Severance Period coverage under those Company-sponsored welfare benefit plans (other than severance plans) in which he participated immediately prior to such termination, (iv) pay the Executive an amount equal to the product of his target bonus under the MICP for the year of termination and a fraction, the numerator of which is the number of days in the Severance Period and the denominator of which is 365, assuming for this purpose that the performance target level for the year of termination has been achieved, (v) provide that any outstanding option to purchase Company Stock held by the Executive as of the date of termination shall continue to vest in accordance with its regular vesting schedule through the expiration of the Severance Period and shall remain exercisable in accordance with Section 4.7 hereof for one year (three (3) years for the Commencement Option) following the expiration of the Severance Period, after which any such outstanding option shall expire, (vi) provide that both Performance Vested ISUs and Service Vested ISUs shall continue to vest in accordance with their regular vesting schedule through the expiration of the Severance Period, and, in the case of the Performance Vested ISUs, assuming that the applicable target performance goal has been achieved, (vii) pay the Executive when due the full amount owing pursuant to each of the Executive's LTIP awards, assuming, for each award, that the applicable target performance goal has been achieved, and (viii) provide the Executive service credit under the Company's non-qualified retirement plans in which the Executive then participates through the expiration of the Severance Period.

For purposes of this Section 7.2, the "Severance Period" shall mean the period commencing on the date of termination and ending on the last day of the Employment Term (as determined as of the day immediately preceding the date of termination), provided, however, that the Severance Period shall be no shorter than two years. All payments shall be made, and other benefits provided, when such payments or other benefits would have been made or provided if the Executive's employment had not terminated.


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                  7.3 Termination upon Death or Disability. If the Executive's employment and the Employment Term are terminated by reason of the Executive's Death or Disability, the Company shall (i) pay the Executive the Salary and other benefits accrued hereunder and unpaid as of the date of termination, (ii) pay the Executive or his beneficiary, when ordinarily payable under the MICP, a pro-rated portion of his annual bonus under the MICP for the calendar year of termination, subject to the achievement of the applicable performance targets for such year, (iii) provide that any outstanding options to purchase Company Stock held by the Executive as of date of termination shall become immediately vested and fully exercisable as of the date of such termination and remain exercisable for the one (1) year period (three (3) years for the Commencement Option) following such termination, (iv) provide that both Performance Vested ISUs and Service Vested ISUs will continue to vest in accordance with their regular vesting schedule for the remainder of the calendar year in which such termination occurs, it being understood that vesting of the Performance Vested ISUs shall remain subject to the achievement of the applicable performance targets for such year, and (v) pay the Executive or his beneficiary, at the time or times amounts are paid under the LTIP generally, a pro-rated portion of each of the Executive's LTIP awards based on the number of days elapsed prior to such termination during each relevant LTIP cycle, subject to the achievement of the applicable performance goals.

                  7.4 Termination by the Executive. If on or prior to December 8, 2001, the Executive terminates his employment without Good Reason and during the Employment Term (determined as of the day immediately preceding the date of termination) he accepts employment as CEO or a comparable position with a company of equal or larger size than the Company measured by gross revenues for the most recently completed fiscal year, the Executive shall within twenty (20) days of such acceptance pay the Company $500,000 in cash.

                  7.5 No Mitigation or Offset. Upon termination of the Executive's employment hereunder, he shall have no mitigation obligation hereunder; it being expressly agreed that if the Executive receives any income, payment or other benefit from a third party after any such termination, such income payment or benefit shall not be set off against any payments or benefits to be made or provided to the Executive by the Company pursuant to this Section 7.

         8. Excise Tax Limitation. (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for


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the benefit of the Executive by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

         (b) The determination of whether the Total Payments shall be reduced as provided in Section 8(a) and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among the five (5) largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the Termination Date. Absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to
Section 8(a), or to have such Determination reviewed by an accounting firm selected by the Executive, at the expense of the Company, in which case a mutual determination by such second accounting firm and the Accounting Firm shall be binding, final and conclusive upon the Company and Executive.

         9. Executive Covenants.


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         (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive has been and will be exposed to and receive information relating to the business affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Executive agrees that during the Employment Term and thereafter, the Executive will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company (unless such information is otherwise in the public domain through no fault of the Executive); provided, however, that nothing in this
Section 9(a) shall prevent the Executive with or without the Company's consent, from disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding, provided the Executive is compelled to do so by court order or subpoena and notifies the Company as soon as practicable after the receipt of such court order or subpoena. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document in the actual or constructive possession of the Executive at the end of the Employment Term.

         (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that the Executive will not, during the Employment Term and for a period of two (2) years thereafter (the "Restriction Period"), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in a business which is in competition, directly or indirectly, with any material or significant business of the Company or any of its affiliates at the date of termination of employment. Following termination of the Employment Term, upon request, the Executive shall notify the Company of the Executive's then current employment status.

         (c) Non-solicitation and Non-disparagement. The Executive agrees that during the Restriction Period, he will not intentionally or knowingly, directly or indirectly, (i) interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any individual, person, firm, corporation or other business entity who at any time during the Employment Term was an employee or customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its affiliates. The Executive agrees that during the Employment Term and thereafter, he will not intentionally or knowingly, directly or indirectly, make or publish any negative or disparaging statements, comments or remarks regarding the Company or its subsidiaries, affiliated entities, directors, or senior officers. The Company agrees that during the Employment Term and thereafter neither it nor its subsidiaries or affiliated entities will, on behalf of the Company, such subsidiary or affiliated entity, intentionally or knowingly, directly or indirectly, make or publish any negative or disparaging statements, comments or remarks about the Executive and that it will inform its directors and senior officers of this requirement and use its best efforts to ensure that its directors and senior officers comply with this requirement.

         (d) Remedies. The Executive agrees that any breach of the terms of this
Section 9 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of this Section 9 are reasonable and the Company would not have entered into this Agreement but for their inclusion herein. Should a court or arbitrator determine that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         The provisions of this Section 9 shall survive any termination of the Employment Term, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 9.

         10. Indemnification and Insurance. During the Employment Term and at all times thereafter, the Company shall cause the Executive to be covered and named as an insured under any policy or contract of insurance obtained by it to insure its officers and directors against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this Section 10 shall be of the same scope and on the same terms and conditions as the coverage provided to other officers or directors of the Company. The Executive shall be entitled to indemnification for liabilities and expenses to the fullest extent permitted under Delaware law to the extent consistent with the Company's Articles of Incorporation and By-Laws.

         11. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

         12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

                  If to the Company:

                           Barnes Group, Inc.
                           3 Main Street
                           Bristol, Connecticut
                           ATTN: William V. Grickis

                  If to the Employee:

                           Mr. Edmund M. Carpenter

         13. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

         14. Interaction with Change in Control Severance Agreement. On the Commencement Date or as soon as practicable thereafter, the Executive will enter into a Change in Control Severance Agreement with the Company in the form previously approved by the Board and attached hereto as Schedule B. In the event the Executive becomes entitled to a substantially similar payment or benefit under both this Agreement and such Change in Control Severance Agreement, each as in effect from time to time, he will be entitled to receive (a) the payment or benefit to which he is entitled under this Agreement, or (b) the payment or benefit to which he is entitled under his Change in Control Severance Agreement, whichever is greater, but not both, it being expressly understood that the purpose of this provision is to provide the Executive with the highest applicable payment or benefit and to prevent the duplication of any amount or benefit payable to the Executive.

         15. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and plans, written or oral between them as to such subject matter, including, but not limited to, the Company's Executive Severance Pay Plan. However, except as provided in Section 14 hereof, this Agreement shall not affect or reduce the rights and benefits of the Executive under his Change in Control Severance Agreement.

         16. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to the principles of conflict of laws.

         18. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

         19. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         21. Executive Representation. The Executive represents and warrants to the Company that he is not subject to any agreement, written or oral, any law, regulation or similar enactment, or any decree, order or similar action by any tribunal or government authority, which could, in any way, restrict his ability to negotiate, enter into or fully perform his obligations hereunder.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, the day and year first above written.


                                       BARNES GROUP INC.

                                       By:  /s/ THOMAS O. BARNES
                                            ------------------------------------
                                            Name: Thomas O. Barnes
                                            Title: Chairman, Board of Directors

                                       By:  /s/ EDMUND M. CARPENTER
                                            ------------------------------------
                                            Edmund M. Carpenter

                                   Schedule A
                             to Edmund M. Carpenter
                              Employment Agreement,
                          dated as of December 8, 1998
                    ----------------------------------------

-  Texaco Inc.
-  Dana Corporation
-  Campbell Soup

                                   Schedule B
                             to Edmund M. Carpenter
                              Employment Agreement,
                          dated as of December 8, 1998
                    ----------------------------------------



The Company's Executive Officer Change-In-Control Severance Agreement is incorporated by reference to Exhibit 10.14 to the Company's report on Form 10-K for the year ended December 31, 1997.


                                     - 20 -